                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract, and the Certificate, if applicable, are endorsed as follows.

Subject to the provisions below, loans are available under the Contract.

During the Accumulation Phase, loans are available (1) as permitted under applicable law, and (2) subject to our standard terms and conditions.

THE LOAN ACCOUNT
For each loan, an amount equal to the loan amount is transferred from the Investment Options in which the Individual Account is invested and is credited to the loan account. [The loan account is then credited with interest at a rate which is not less than the loan interest rate (which is the rate we charge on a loan as defined below), less [3.0%], on an annual basis.]

LOAN EFFECTIVE DATE
The loan effective date is the date we receive a loan request in Good Order at our Home Office. [For loan requests received in Good Order on the 29th, 30th, or 31st day of the month, however, the loan effective date is the first business day of the following month.]

AMOUNT AVAILABLE FOR LOAN
The amount available for loan is limited to the Individual Account value attributable to employee contributions, plus any additional amounts allowed by the Plan as determined by the Contract Holder (the vested Individual Account value).

[For plans subject to ERISA, the minimum loan amount is $1,000; for plans not subject to ERISA, the minimum loan amount is $1,000 for non-residential loans and $2,500 for residential loans.]

The maximum loan amount is the lesser of:

         (1) Fifty percent of the vested Individual Account value, including the amount, if any, in the loan account, reduced by the amount of any outstanding loan balance on the date we receive a loan request in Good Order at our Home Office; or

         (2) Fifty thousand dollars reduced by the highest outstanding loan balance for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000.

Amounts available from some Investment Options may be subject to the following limitations:

         (1) Amounts used to satisfy loan requests will be withdrawn proportionately from the investment options under the Individual Account unless otherwise specified by the Participant. However, amounts may not be withdrawn from [the Guaranteed Accumulation Account (GAA) or from] the Aetna GET fund (GET Fund). Amounts withdrawn do not share in the investment experience of the options from which they were withdrawn; and

         [(2) If the loan amount requested exceeds the amount held in the Individual Account (excluding amounts held in GAA or GET Fund), funds must be transferred from GAA and/or GET Fund to one of the other investment options in order to be available for loan. Requests for transfers of funds from GAA or GET Fund will be honored only if the value in the other investment options is insufficient to satisfy the loan request. Funds transferred from GAA prior to the end of a Guaranteed Term will be subject to a Market Value Adjustment, which may be positive or negative. The amount available for transfer from GET Fund may be more or less than the amount initially deposited into GET Fund.]

To obtain the loan amount requested, these limitations may require transfer of funds among Investment Options. [A market value adjustment may apply to amounts transferred from the Guaranteed Accumulation Account.] The amount, if any, from the Fixed Plus Account may be subject to a default charge if the Participant defaults on the loan.



E-MMLOAN-01(NY)

LOAN INTEREST RATE
FOR PLANS SUBJECT TO ERISA: We set a loan interest rate on the first calendar day of each month. The rate will be equal to the Monthly Average Corporates (which is Moody's Corporate Bond Yield Average-Monthly Average Corporates published by Moody's Investor Service or its successor, or a substantially similar average that may be allowed by law or regulation) for the calendar month beginning two months before the loan interest rate is effective. The initial rate for each loan is the rate for the calendar month in which the Loan Effective Date occurs. The initial interest rate is effective for not less than three months and not more than one year. For each subsequent period, the interest rate is adjusted if the new rate is at least 0.5% higher or lower than the current rate. We provide reasonable notification in writing of any change to the loan interest rate. For Contracts issued to fund Code Section 403(b)(1) programs where payments are derived solely from salary reduction agreements, or other retirement programs where benefits under the Contract are funded solely by Participant Contributions, the loan interest rate credited will be equal to or greater than the minimum guaranteed interest rate.

FOR PLANS NOT SUBJECT TO ERISA: The loan interest rate will be not greater than 8% on an annual basis. For Contracts issued to fund Code Section 403(b)(1) programs where payments are derived solely from salary reduction agreements, or other retirement programs where benefits under the Contract are funded solely by Participant Contributions, the loan interest rate credited will be equal to or greater than the minimum guaranteed interest rate.

LOAN REPAYMENT
A loan may be repaid in full at any time, or repaid as follows:

         (1) Principal and interest must be amortized and repaid quarterly. The repayment period is selected by the Participant. The repayment period for non-residential loans is from one (1) to five (5) years. For residential loans, the repayment period is from one (1) to (20) years. Once a repayment period has been selected, it cannot be extended; however, a loan may be repaid in full at any time;

         (2) The first quarterly payment will be due three months after the loan effective date, with subsequent quarterly payments due in three month intervals. [Payments not received by our Home Office within 31 days following the due date will be considered in default]; and

         (3) The principal portion of each loan payment will be allocated among the same investment options and in the same proportion [as when the loan was taken]. If Aetna receives a payment that is in excess of the amount due, the excess will be applied to the principal portion of the outstanding loan. Any payment that is less than the amount due will be returned to the Participant.

PARTIAL WITHDRAWAL(S) WHILE A LOAN IS OUTSTANDING
While a loan is outstanding, the amount available for partial withdrawal is equal to the vested Individual Account value, including the loan account, minus 110% of the outstanding loan balance.

FULL WITHDRAWAL WHILE A LOAN IS OUTSTANDING
When a full withdrawal is requested while a loan is outstanding, one of the following occurs:

         (1) If the amount of the vested Individual Account value available for distribution is sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable withdrawal charge due on the outstanding loan balance, that amount (the total of a, b, and c,), minus the loan account balance, is deducted from the vested Individual Account value and the loan is canceled. The outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution.

         (2) If the amount of the vested Individual Account value available for distribution is not sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable withdrawal charge due on the outstanding loan balance, the withdrawal cannot be made until the loan is repaid in full.

ELECTING AN ANNUITY OPTION WHILE A LOAN IS OUTSTANDING
Before all or any portion of the vested Individual Account value is used to purchase Annuity payments, the Participant may repay any outstanding loan balance, or the vested Individual Account value is adjusted to cancel the loan as described in "Full Withdrawal While a Loan Is Outstanding" above.

DEATH OF THE PARTICIPANT WHILE A LOAN IS OUTSTANDING
If a death benefit claim is submitted for an Individual Account with an outstanding loan, the vested Individual Account value, including the amount of the loan account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.

[LOAN DEFAULT: If we do not receive a loan payment when it is due, the defaulted payment is treated as follows:

         (1) If the amount of the vested Individual Account value available for distribution is sufficient to repay (a) the defaulted payment, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the defaulted payment, then that amount (the total of a, b, and c) is deducted from the vested Individual Account value. The amount of the defaulted payment is reported to the Internal Revenue Service as a distribution.

         (2) If the amount of the vested Individual Account value available for distribution is not sufficient to repay (a) the defaulted payment, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the defaulted payment, until such time that the amount due (the total of a, b and c) can be distributed, the loan account continues to earn interest, and interest is charged on the defaulted payment. The amount of the defaulted payment is reported to the Internal Revenue Service as a deemed distribution. At the time the amount due can be distributed, it is withdrawn from the vested Individual Account value.]

Endorsed and made part of this Contract, and the Certificate, if applicable, on the Effective Date of the Contract and Certificate.

                                       /s/Thomas J. McInerney

                                       President
                                       Aetna Life Insurance and Annuity Company